Exhibit 10.2

THIS AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

FIRST LIEN TRANSACTION SUPPORT AND FORBEARANCE AGREEMENT

This FIRST LIEN TRANSACTION SUPPORT AND FORBEARANCE AGREEMENT (this “Agreement”), dated as of December 15, 2025, by and among Luminar Semiconductor, Inc., a Delaware corporation ( “LSI”), the subsidiaries of LSI party hereto (the “LSI Subsidiaries” and, together with LSI, the “LSI Parties”), each holder or beneficial owner of Floating Rate Senior Secured Notes due 2028 (collectively, the “Notes”) and, solely for purposes of Section 4.02 and Section 11, Luminar Technologies, Inc., a Delaware corporation (the “Issuer”), in each case, issued pursuant to the Indenture (as defined below) listed on the signature pages hereto.

Reference is made to (i) the First Lien Indenture, dated as of August 8, 2024 among the Issuer, the guarantors party thereto (the “Notes Guarantors” and, together with the Issuer, the “Credit Parties”) and GLAS Trust Company LLC, in its capacity as Trustee and Collateral Agent (in such capacities, the “Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) and (ii) the Second Lien Indenture, dated as of August 8, 2024 among the Issuer, the Notes Guarantors and GLAS Trust Company LLC, in its capacity as trustee and collateral agent thereunder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Indenture”).

The Credit Parties have informed the Holders of:

(a)
the occurrence of Events of Default (a) under Section 7.01(A)(vii)(1) of the Indenture as a result of the failure of the Issuer to pay the interest payment due under Section 3.01 of the Second Lien Indenture on the Interest Payment Date (as defined in the Second Lien Indenture) occurring on October 15, 2025 beyond the grace period provided therefor and (b) as a result of the failure of the Issuer to pay the interest payment due under Section 3.01 of the Indenture on the Interest Payment Date occurring on November 15, 2025 beyond the grace period provided therefor (the “Specified Defaults”);

(b)
certain of the Credit Parties desire to enter into that certain Stock Purchase Agreement, dated on or about the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LSI Purchase Agreement”) by and among the Issuer, LSI and Quantum Computing, Inc. and consummate the transactions contemplated thereby (the “LSI Sale Transaction”); and

(c)
LidarCo (as defined below) may file voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the Bankruptcy Court commencing LidarCo’s chapter 11 cases (collectively, the “Chapter 11 Cases”).

The Holders, the LSI Parties and the other Credit Parties have determined that (i) the terms and conditions of the LSI Purchase Agreement and the consummation of the LSI Sale Transaction as contemplated thereby, (ii) the modifications of the Indenture contemplated hereby and (iii) LSI remaining outside of the Chapter 11 Cases during the pendency of the LSI Sale Transaction, or other LSI-related sale transaction that may result from a higher or better bid from the marketing process in the Chapter 11 Cases, are, in each case, all in the best interest of the LSI Parties and the other Credit Parties and all of the holders and beneficial owners of the Notes party to the Indenture and would result in the realization of the most value with respect to the LSI Parties (the “LSI Value Maximization Result”).

To achieve the LSI Value Maximization Result, the LSI Parties have requested that the holders and beneficial owners of the Notes party hereto (collectively, the “Holders”) forbear from exercising certain rights, remedies, powers, privileges and defenses under the Indenture and the other Notes Documents (including, for the avoidance of doubt, the right to accelerate the obligations under the Indenture) solely with respect to the LSI Parties, for the period of time set forth herein and subject to the terms and conditions hereof, with respect to the occurrence of any Events of Default under the Indenture.

To achieve the LSI Value Maximization Result, the Holders are willing to, for the period of time set forth herein and subject to the terms and conditions hereof (i) forbear from, and refrain from instructing the Agent to engage in, exercising certain rights, remedies, powers, privileges and defenses under the Indenture and the other Notes Documents solely with respect to the LSI Parties with respect to the occurrence of any Event of Default under the Indenture and (ii) support the LSI Sale Transaction and the Chapter 11 Cases contemplated by the terms hereof. In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the LSI Parties, and the Holders hereby agree as follows:

Section 1.  Definitions and Rules of Interpretation.  Except as otherwise defined in this Agreement, terms defined in the Indenture are used herein as defined therein.  For purposes of this Agreement, the following terms shall have the following meanings:

1.01.  Defined Terms.

“13-Week Forecast” means the 13-week cash flow forecast most recently delivered by the LSI Parties as contemplated by the terms of Section 3.05.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Cash Collateral Order” means the cash collateral order in form and substance reasonably satisfactory to the Requisite Holders.

“Claim” has the meaning specified in Section 8.

“Effective Date” means the date on which the conditions specified in Section 6 are satisfied (or waived by the Holders).

“Forbearance Period” has the meaning specified in Section 2.02.

“Forbearance Termination Date” means the earliest to occur of (a) the termination of the LSI Purchase Agreement in accordance with its terms, (b) a violation of Section 3.09 of this Agreement, (c) the consummation of the LSI Sale Transaction, (d) any of the Milestones are not satisfied or waived by the dates indicated therein (or such later dates as the Requisite Holders may reasonably agree), (e) the entry by the Bankruptcy Court of an initial cash collateral order that is not in form and substance reasonably acceptable to the Requisite Holders, (f) other than as contemplated by the foregoing clause (b), upon notice on or after the date on which any breach of any of the conditions, covenants or agreements provided in this Agreement shall occur, (g) the occurrence of an Event of Default under Sections 7.01(A)(viii) and (ix) of the Indenture with respect to the LSI Parties, (h) the Guarantee pursuant to the Indenture by any LSI Party of any of the Obligations ceasing to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee being asserted in writing by any LSI Party not to be in effect or not to be legal, valid and binding obligations, (i) the occurrence of a Termination Event (as defined in the Cash Collateral Order) that is not waived or modified by the Requisite Holders in accordance with the terms of the Cash Collateral Order, (j) after entry thereof, the Cash Collateral Order failing to be in full force and effect and being vacated or reversed, subject to a stay and being modified or amended, other than in a manner reasonably acceptable to the Requisite Holders; or (k) the date of any “Forbearance Termination Date” (or any similar defined term) under the Second Lien Indenture Forbearance.

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“Holder Parties” has the meaning specified in Section 8.

“Holder Advisors” means Ropes & Gray, LLP, as legal advisors to the Holders, and Ducera Partners LLC, as investment banker for the Holders.

“LidarCo” means the Credit Parties other than the LSI Parties.

“LSI” has the meaning specified in the recitals hereto

“LSI Purchase Agreement” has the meaning specified in the recitals hereto.

“LSI Sale Transaction” has the meaning specified in the recitals hereto.

“Milestones” has the meaning specified in the Cash Collateral Order (as amended, extended or otherwise modified in accordance with the terms of the Cash Collateral Order).

“NDAs” means the confidentiality agreements between the Issuer and each of the Holders dated as of November 12, 2025 or such other dates, as applicable.

“Releasing Party” has the meaning specified in Section 8.

“Requisite Holders” means Holders holding or beneficially owning a majority of the Notes owned by the Holders.

“Second Lien Indenture Forbearance” means the “Second Lien Transaction Support and Forbearance Agreement” dated as of the date hereof, by and among the LSI Parties and the holders or beneficial owners of the notes issued thereunder with respect to the Second Lien Indenture.

“Specified Defaults” has the meaning specified in the recitals of this Agreement.

1.02.  Rules of Construction. Section 1.03 of the Indenture is incorporated as if set forth herein in its entirety, mutatis mutandis.

Section 2.  Acknowledgments and Agreements; Forbearance.

2.01.  Acknowledgment of Default.  To induce the Holders to execute this Agreement, each LSI Party hereby acknowledges, stipulates, represents, warrants and agrees as follows:

(a)          The Specified Defaults constitute Events of Default (i) that have occurred, remain uncured, have not been waived and are continuing as of the date of this Agreement or (ii) that are expected to occur and are not expected to be cured prior to the expiration of the grace period provided therefor. Except as expressly set forth in this Agreement, the agreements of the Holders hereunder to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Notes Documents solely with respect to the LSI Parties in respect of any Event of Default under the Indenture during the Forbearance Period do not in any manner whatsoever limit any right of any of the Holders to insist upon strict compliance with this Agreement or any Notes Document during the Forbearance Period.

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(b)         Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Holders have or may have arising as the result of any Event of Default that has occurred or that may occur under the Indenture, the other Notes Documents or applicable law.  The Holders’ actions in entering into this Agreement are without prejudice to the rights of any of the Holders to pursue any and all remedies under the Notes Documents pursuant to applicable law or in equity available to it in its sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Forbearance Period.

(c)        The aggregate outstanding principal amount of the Notes as of December 12, 2025 was equal to $100,000,000 and accrued and unpaid interest thereon was equal to $4,443,698.50. The foregoing amounts do not include fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Notes Documents.

(c)          As of December 13, 2025, the Issuer and its Subsidiaries have cash and marketable securities on hand equal to at least $24,957,044 (excluding restricted cash).

(d)        All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Agent pursuant to the Collateral Documents, including the Simple Agreement for Future Equity issued by Plus Automation, Inc issued on or about August 9, 2023, are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by Section 3.10 of the Indenture.  Each Credit Party hereby reaffirms and ratifies its prior conveyance to the Agent of a continuing security interest in and lien on the Collateral.

(e)         The obligations of the LSI Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be “Obligations” for all purposes of the Notes Documents and the term “Obligations” when used in any Notes Document shall include all such obligations hereunder.

(f)          Default Interest shall accrue on the Defaulted Amount from November 15, 2025.

2.02.  Limited Forbearance.  Subject (a) to the satisfaction of the conditions precedent set forth in Section 6 below and (b) to the continuing effectiveness and enforceability of the Notes Documents in accordance with their terms, the Holders agree to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Notes Documents (including, the avoidance of doubt, the right to accelerate the obligations under the Indenture or the right to instruct the Trustee to accelerate the obligations under the Indenture) solely with respect to the LSI Parties, with respect to any Event of Default under the Indenture which occurs for the period (the “Forbearance Period”) commencing on the Effective Date and ending automatically and without further action or notice on the Forbearance Termination Date; provided that (i) each of the LSI Parties shall comply with all limitations, restrictions, covenants and prohibitions that would otherwise be effective or applicable under the Notes Documents, and (ii) nothing in this Section 2.02 shall be construed as a waiver by any Holder of any Event of Default under the Indenture.

2.03.  Termination of Forbearance Period. The agreement of the Holders to comply with any of their obligations hereunder, including the agreement to forbear solely with respect to the LSI Parties, shall automatically and without any further action or notice terminate and be of no force and effect upon the occurrence of the Forbearance Termination Date, it being expressly agreed that the effect of the termination of the Forbearance Period will be, subject to the Chapter 11 Cases, to permit the Holders to exercise, or cause the exercise of, any rights, remedies, powers, privileges and defenses available to any of them under the Indenture, the other Notes Documents or applicable law as to the LSI Parties, immediately, without any further notice, demand, passage of time, presentment, protest or forbearance of any kind (all of which each LSI Party waives).

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2.04   Scope of Forbearance. The forbearance contemplated by this Agreement is limited to a forbearance with respect solely to the LSI Parties.

Section 3.  Covenants of the LSI Parties.

3.01.  Investments; Indebtedness. During the Forbearance Period, none of the LSI Parties shall (i) pay any dividend on any of its equity interests, make any Investment, or incur any Indebtedness, in each case, outside of the ordinary course of business, or (ii)  purchase, repurchase, repay, redeem, exchange, or otherwise acquire for value any of the Issuer’s 1.25% Convertible Senior Notes due 2026, whether for cash or non-cash consideration, in each case without the prior written consent of the Requisite Holders (which may be via email from the Holder Advisors).

3.08.  Asset Sales.  During the Forbearance Period, none of the LSI Parties shall consummate an Asset Sale, including any Asset Sale otherwise permitted by the Notes Documents, without the prior written consent of the Requisite Holders (which may be via email from the Holder Advisors), other than pursuant to the LSI Purchase Agreement, the bidding procedures order entered in the Chapter 11 Cases, or in the ordinary course of business. For purposes of this Section 3.08, the exception in clause (xiv) of the definition of Asset Sale shall be limited to up to $100,000 in any single transaction or series of related transactions not to exceed $1,000,000 in the aggregate for so long as the Notes are outstanding.

3.09.  LSI Purchase Agreement.  The LSI Purchase Agreement will not be amended in a manner adverse to the Holders without the consent of the Requisite Holders.

Section 4.  Transaction Support.

4.01.      Limitations on Transfers. During the period beginning on the Effective Date through the Forbearance Termination Date, no Holder shall sell, assign, dispose of, pledge (other than liens or encumbrances (i) in favor of a bank or broker-dealer holding custody of such Notes in the ordinary course of business, (ii) in favor of any lender, noteholder, agent or trustee to secure obligations under indebtedness issued or held by a managed fund or account, including any collateralized loan obligation or collateralized debt obligation), or otherwise transfer, directly or indirectly, any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in or of the Notes unless the transferee is (i) a Holder, (ii) an affiliate of a Holder (including of the transferring Holder) who executes and delivers a copy of this Agreement or a joinder thereto, or (iii) a Credit Party. Notwithstanding the foregoing, and for the avoidance of doubt, nothing herein shall limit any Holder’s or its affiliates’ ability to trade any other securities of the Issuer or otherwise convert their Notes into Common Stock.

4.02.       Other Support.

(a)         Supplemental Indenture. To facilitate the LSI Sale Transaction and permit the consummation thereof, the Holders, the Issuer and the LSI Parties hereby agree to negotiate and arrange for, contemporaneously with the closing of the LSI Sale Transaction, the entry by the Credit Parties into a supplemental indenture to the Indenture to amend or delete, as applicable the following provisions of the Indenture to permit the consummation of the LSI Sale Transaction:

(i)	Section 3.12 (Limitation on Asset Sales); and

(ii)	Section 6.01 (When the Company May Merge or Transfer Assets).

provided that such Supplemental Indenture shall provide that 100% of the Net Proceeds (as defined in the Indenture) received by the Credit Parties from the LSI Sale Transaction shall be promptly, and in any event not later than ten Business Days following receipt by the Credit Parties thereof, used to make an Asset Sale Offer (as defined in the Indenture).

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(b)          Generally.          In addition to the support contemplated by Section 4.02(a) above, and subject to the compliance with the terms thereof and Section 3.09, in order to facilitate the consummation of the LSI Sale Transaction, the Holders also agree that (i) no Holder will object to the consummation of the LSI Sale Transaction (including the release of liens, guarantees and claims related thereto) and (ii) at the request of the LSI Parties, to instruct the Agent to deliver (or execute and deliver) any documentation necessary to evidence the release of claims, guarantees and liens necessary or advisable to consummate the LSI Sale Transaction, including, but not limited to, release letters, terminations, UCC-3 Termination Statements, intellectual property terminations and/or any other similar release documentation.

4.03.       Milestones. The Milestones shall be satisfied or waived on or before the dates indicated in the Cash Collateral Order (or such later dates as the Requisite Holders may reasonably agree).

Section 5.  Representations and Warranties.

(a)   Each of the LSI Parties represents and warrants to the Holders that (a) the representations and warranties set forth in Article IV of the Security Agreement, and in each of the other Notes Documents, are true and correct in all material respects on and as of the Effective Date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date) and as if each reference in Article IV of the Security Agreement to “this Agreement” included reference to this Agreement.

(b)   Each of the Holders (severally and not jointly) represents and warrants to each of the LSI Parties that, as of the date hereof, it (x) either (A) is the beneficial or record owner of the principal amount of the Notes indicated on its respective signature page hereto or (B) has investment or voting discretion with respect to the principal amount of the Notes indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Notes to the terms of this Agreement, and (y) has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes; and other than pursuant to this Agreement, the Notes with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page are free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim or any other similar restriction, or any option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Holder’s performance of its obligations contained in this Agreement.

Section 6.  Conditions Precedent.  The effectiveness of this Agreement and the obligations of the Holders hereunder is subject to the satisfaction, or waiver by the Holders, of the following conditions:

6.01.  Counterparts.  Receipt by the Holders of counterparts of this Agreement executed by the LSI Parties and Holders holding or beneficially owning at least 75.01% of the outstanding Notes.

6.02.  Consents.  Each LSI Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Agreement.

6.03.  Chapter 11 Cases.  LidarCo shall have commenced the Chapter 11 Case in the Bankruptcy Court.

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Section 7. No Waiver; Reservation of Rights.  Each of the Holders has not waived, and is not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Indenture any Default or Event of Default (including the Specified Defaults) whether now existing or hereafter arising under the Indenture or any of the other Notes Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Holders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Indenture or any other Notes Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including the Specified Defaults) whether now existing or hereafter arising under the Indenture or any of the other Notes Documents or the occurrence thereof or any other action by Credit Parties and no acceptance of partial performance or partial payment by the Holders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Indenture or under any other Notes Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default.  The rights, remedies, powers, privileges and defenses provided for herein, in the Indenture and the other Notes Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Holders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved.  Notwithstanding the existence or content of any communication by or between the Credit Parties and any Holder, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance (other than the forbearance contemplated by this Agreement (subject to the terms hereof)), or other similar action by any Holder with regard to such Default or Event of Default, whether now existing or hereafter arising under the Indenture or any of the other Notes Documents, shall be effective unless the same has been reduced to writing and executed by an authorized representative of the percentage of holders of the Notes required under the applicable provisions of the Indenture, the applicable Credit Parties and every other entity deemed necessary or desirable by the percentage of holders of the Notes required under the applicable provisions of the Indenture.

Section 8.  Release.  Each LSI Party, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Credit Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Holders, and each Holder’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, investment managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Holder Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under Bankruptcy Law and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Holder Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Indenture or any other Notes Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”).

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Section 9. Confirmation of Guaranty and Collateral Documents. Each of the LSI Parties hereby confirms and ratifies all of its obligations under the Notes Documents to which it is a party and confirms its obligations under Article 12 of the Indenture.  By execution on the respective signature lines provided below, each of the LSI Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Collateral Documents to which it is a party and confirms that all references in such Collateral Documents to the “Indenture” (or words of similar import) refer to the Indenture as amended hereby without impairing any such obligations or Liens in any respect.

Section 10.  Amendments.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Luminar Semiconductor, Inc. and the Requisite Holders.

Section 11.  Disclosure. The Issuer shall not later than the Business Day immediately following the date hereof, file a Current Report on Form 8-K disclosing the material terms hereof and including this Agreement as an exhibit thereto, with the Securities and Exchange Commission (the “Commission”), and shall consult with the Holders regarding the contents thereof. The Issuer and the Holders shall also consult with each other in issuing any press release with respect to this Agreement and the transactions contemplated thereby, and neither the Issuer nor any Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Issuer, with respect to any press release of any Holder, or without the prior consent of the Requisite Holders, which may be via email from the Holder Advisors, with respect to any press release of the Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Issuer shall not publicly disclose the name or holdings of any Holder, or include the name of holdings of any Holder in any filing with the Commission or any regulatory agency, stock exchange or trading market, without the prior written consent of such Holder (it being understood that the Issuer may disclose the collective amount of holdings of the Notes by the Holders in the aggregate), except (a) as required by federal securities law in connection with the filing of final transaction documents with the Commission and (b) to the extent such disclosure is required by law or regulation, stock exchange or trading market rules or regulations, in which case the Issuer shall provide the Holders with prior notice of such disclosure permitted under the foregoing clauses (a) and (b) and reasonably cooperate with the Holders regarding such disclosure.

Section 12.   Miscellaneous.

12.01.  Except as herein expressly provided, the Indenture and each of the other Notes Documents shall remain unchanged and in full force and effect.  This Agreement shall constitute a “Notes Document” under the Indenture.

12.02.  Section 13.06 (Governing Law; Waiver of Jury Trial), Section 13.07 (Submission to Jurisdiction), Section 13.13 (Severability) and Section 13.14 (Counterparts), in each case, of the Indenture are incorporated herein by reference, mutatis mutandis.

12.03.  For the avoidance of doubt, as a result of this Agreement, the Holders do not intend to form, shall not be deemed to have formed, and shall not constitute, a “group” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or any other similar law or regulation.

12.04.  Except as to the Issuer with respect to Section 4.02 and Section 11 hereof, nothing herein, whether express or implied, is intended to or shall confer upon any person or entity other than the parties to this Agreement and their respective permitted successors and assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LUMINAR SEMICONDUCTOR, INC.

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

OPTOGRATION, INC.
By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

FREEDOM PHOTONICS LLC
EMFOUR ACQUISITION CO., LLC

By:	Luminar Semiconductor, Inc.,
its Sole Member

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

EM4, LLC

By:	EMFOUR Acquisition Co., LLC,
its Sole Member
By:	Luminar Semiconductor, Inc.,
its Sole Member

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

EMFOUR Acquisition Co., LLC

By:	Luminar Semiconductor, Inc.,
its Sole Member

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

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Solely for purposes of Section 4.02 and Section 11 of this Agreement

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

[Holders signature pages on file with the Company]

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